SEPARATION AGREEMENT AND RELEASE

The following is an agreement between Barry Morris (“Mr. Morris”) and Chiquita Brands International, Inc. (the “Company”) regarding Mr. Morris’s cessation of employment with the Company.

In consideration of the mutual promises contained in this Agreement, the Company and Mr. Morris agree as follows:

1. Mr. Morris’s last day of employment with the Company will be December 31, 2004. (the “Separation Date”).

2. The Company will pay Mr. Morris all salary due through his Separation Date and will also pay him a lump sum payment of earned and accrued, banked and/or carryover vacation pay due under the Company’s vacation policy, payable at the rate of Mr. Morris’s current base salary, less appropriate tax withholdings and deductions. At November 20, 2004, the amount of such vacation pay was $59,654 which represents 66 days.

3. Separation Benefits. Provided Mr. Morris fulfills his obligations hereunder, the Company will provide the following Separation benefits to Mr. Morris:

(a) Separation Pay. The Company will pay Mr. Morris a lump sum payment of $235,000 (“Separation Pay”) which represents 52 weeks (the “Separation Payment Period”) of Mr. Morris’s current base salary, less appropriate tax withholdings and deductions. All payments will be made on the first payday of the payroll processing cycle immediately following either Mr. Morris’s Separation Date or the effective date of this Agreement after Mr. Morris’s acceptance of it, whichever is later.

(b) Medical Benefits. Mr. Morris will retain any medical and/or dental coverage in which he is enrolled through the last day of the month in which the Separation Date occurs. Mr. Morris may extend the ChiquitaFlex medical and dental benefits in which he is enrolled as of the Separation Date by electing coverage under COBRA. The Company will pay the full premium for up to 12 months of COBRA coverage. For the balance of the COBRA period, Mr. Morris will be responsible for paying the full premium for COBRA coverage. All other benefits in which Mr. Morris is enrolled or eligible as of the Separation Date will cease as of the Separation Date.

(c) Outplacement Service. The Company will provide Mr. Morris with twelve months of Senior Executive outplacement service through Right Management Consultants or Drake Beam and Morin. The outplacement service will be forfeited by Mr. Morris if he does not initiate outplacement services within six months following his Separation Date.

(e) Stock Options. Mr. Morris currently has options to purchase 165,000 shares of Company stock, 50% of which are vested. The Company will accelerate the vesting of an additional 25%, or 41,250 shares, as of the Separation Date. Mr. Morris will have twelve months after the Separation Date in which to exercise all vested stock options. The unvested stock options will terminate as of the Separation Date.

(f) Long Term Incentive Plan. The Company will vest as of the Separation date the 2,496 restricted shares granted under the Long Term Incentive Plan on February 20, 2004. Such shares will be delivered within thirty days of the Separation date.

(g) 2004 Bonus. Mr. Morris will receive the amount of $58,750 as a bonus for 2004, payable at the time bonuses are paid for 2004, but no later than March 31, 2005.

(h) Computer. Mr. Morris will be entitled to retain the Dell laptop computer currently used by him as his own personal property with all company-licensed programs and all company-related files and information removed from the computer.

(i) The Company will reimburse Mr. Morris for attorneys’ fees incurred by him in connection with this Agreement up to a maximum of $5,000.00 upon presentation to the Company of an itemized invoice.

4. Indemnification. The Company shall indemnify and defend Mr. Morris from and against all claims and causes of action which arose prior to the Separation Date asserted against Mr. Morris by third parties by reason of his actions or omissions as an Executive Officer of the Company to the extent permitted by law, the Company’s Certificate of Incorporation or Bylaws. The Company affirms that it will not cancel any coverage for Mr. Morris that exists under any director and officer liability insurance policy maintained by the Company and will not discriminate against Mr. Morris vis-à-vis other officers and former officers in any purchase or renewal of any such policy or any purchase of an extended reporting period under a policy that is not renewed.

5. Mr. Morris’s Post-Separation Obligations. In consideration of the payments and benefits provided in Section 3 above, Mr. Morris will:

(a) transfer his responsibilities before the Separation Date in an appropriate manner and take such actions as are necessary to assure a smooth transition;

(b) not represent or bind the Company or enter into any agreement on behalf of the Company at any time after the Separation Date;

(c) return to the Company on his Separation Date his Company credit card(s), identification card and office keys;

(d) return to the Company not later than five (5) days after the Separation Date, all other Company property and materials, including but not limited to all files, books, documents, records and memoranda, and repay all outstanding cash advances. Mr. Morris will also file a final expense report within a reasonable period of time after the Separation Date, if he has any unreimbursed expenses;

(e) not use or disclose, directly or indirectly, to anyone not connected with the Company any confidential, commercial or financial information, or trade or business secrets obtained during the term of employment, or make copies of any memoranda, books, records, customer lists, price lists or other documents (whether on computer or not) for use outside the Company, except as specifically authorized in writing by an officer of the Company, or as may be required by applicable law;

(f) fully cooperate and assist the Company with any litigation matters or agency proceedings for which his testimony or cooperation is requested, provided that he is compensated for his time at his current rate of pay and for any reasonable and necessary expenses incurred as a result of his cooperation and assistance;

(g) sign all necessary resignations from the Boards of Directors and/or officer positions of the Company and its subsidiaries;

(h) for a period extending until twelve (12) months after the Separation Date, not directly or indirectly solicit or attempt to solicit any officer or management-level employee to leave the employ of the Company;

(i) not directly or indirectly inappropriately interfere with or disrupt any relationship, contractual or otherwise, between the Company and its customers, suppliers, distributors or other similar parties or contact any customer for the purpose of influencing the directing or transferring of any business or patronage away from the Company.

(j) not directly or indirectly engage or hold an interest in any company listed in Exhibit A or any subsidiary or affiliate of such business (the “Competing Businesses”), or directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) ), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business conducted by a Competing Business, for a period of twenty-four (24) months following the Separation Date.

6. Remedies. Mr. Morris expressly acknowledges that the restrictive covenants set forth in this Agreement, including, without limitation, the duration, the business scope and the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company. Mr. Morris further acknowledges that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive or any other appropriate form of equitable relief.

7. Confidentiality. Mr. Morris understands that the Company intends to describe this Agreement in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four days after this Agreement becomes effective. Until such filing is made, Mr. Morris will hold in confidence, and will not disclose to anyone, any of the terms of separation other than immediate family members and advisors, except as required by law. Mr. Morris shall not make any public derogatory remarks concerning the Company or any of its officers, directors, employees or shareholders, and shall not initiate any contact with the press or any other media, and the Company will direct its officers and directors not to make any public derogatory remarks regarding Mr. Morris

8. General Release. In exchange for the payments and benefits identified in the Agreement, which Mr. Morris acknowledges are in addition to anything of value to which he is already entitled, Mr. Morris hereby releases, settles and forever discharges the Company, its parent, subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with the Company, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Mr. Morris ever had or may now have against the Company or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Mr. Morris’s employment with the Company and the termination of that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Mr. Morris for benefits payable under any Company benefit plans, Social Security, Worker’s Compensation or Unemployment laws or rights arising out of any breach of this Agreement by the Company.

9. Waiver and Release Under ADEA and OWBPA. Mr. Morris further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Mr. Morris acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is hereby advised in writing to consult with an attorney prior to executing this Agreement.

10. It is understood and agreed that for purposes of this Agreement, the term “Company” as used herein, shall include not only Chiquita Brands International, Inc., but also all of its direct or indirect subsidiaries or affiliated companies, and all officers, directors, and employees of any of the foregoing.

11. This Agreement shall bind the Mr. Morris’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.

12. This Agreement shall not be construed as an admission by the Company of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the Company specifically disclaims any wrongdoing whatsoever against Mr. Morris on the part of itself, its employees, representatives or agents.

13. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Mr. Morris, his beneficiaries or legal representatives, without the prior written consent of an officer of the Company.

14. This Agreement sets forth the entire agreement between the parties with the exception of any previous Agreement regarding confidentiality, non-solicitation and non-competition. The terms of this Agreement may not be modified other than in a writing signed by the parties.

15. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. The parties agree that any action relating in any manner to this Agreement or to Mr. Morris’s relationship with the Company must be pursued in federal or state court located in Hamilton County, Ohio, and the parties specifically consent and submit to the jurisdiction of the courts in Hamilton County, Ohio.

16. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.

17. Mr. Morris acknowledges that he understands that he has twenty-one (21) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired.

TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.	IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN
CLAIMS.
IN WITNESS WHEREOF, the Company hereby offers this Agreement to Mr. Morris on this
4th day of January, 2004.
CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Robert W. Olson

Senior Vice President

ACCEPTANCE

I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this 6th day of January, 2004.

WITNESS:

/s/	/s/

Barry H. Morris